EXHIBIT 5.1

[Letterhead of Theodora Oringher PC]

July 11, 2011

Cadiz Inc. 550 South Hope Street, Suite 2850 Los Angeles, CA 90071

Re:	Cadiz Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as counsel to Cadiz Inc., a Delaware corporation (the "Company") in connection with filing of a registration statement (the "Registration Statement") on Form S-3 (File No. 333-174752) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement, which was declared effective by the Commission on June 10, 2011, relates to the proposed offering and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) of up to $50,000,000 aggregate offering price of shares of common stock of the Company, par value $0.01 per share (the "Shares").

    Reference is made to our opinion letter dated June 7, 2011 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 11, 2011 by the Company with the Commission pursuant to Rule 424 under the Act.  The Prospectus Supplement relates to the offering by the Company of up to 403,140 shares of the Company’s Common Stock (the “Shares”) covered by the Registration Statement.  You have confirmed to us that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

    In our capacity as your counsel in connection with such registration, we have reviewed the Prospectus Supplement, the Registration Statement and the exhibits thereto.  We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate to enable us to render the opinions set forth herein.  In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

    We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

    Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

    We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters”.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours, /s/ Theodora Oringher PC Theodora Oringher PC